Exhibit (a)(1)(D)

Cambium Learning Group, Inc.

Offer to Exchange Certain Stock Options for New Options

ELECTION FORM

June 24, 2013

Dear Optionholder:

All terms used in this Election Form but not defined herein have the meanings given to them in the Offer to Exchange Certain Outstanding Stock Options for New Stock Options, dated June 24, 2013 (the “Offering Memorandum”).

Attached to this Election Form on Schedule A is the following information: (i) your Eligible Options; (ii) your Exchange Ratio; and (iii) the number of New Options that will be granted to replace such Eligible Options if you properly elect to participate in the exchange offer and the Company accepts such surrendered Eligible Options. Please read this entire Election Form carefully.

INSTRUCTIONS TO ELECTION FORM

1. ELECTION. If you would like to elect to participate in the exchange offer and surrender all of your Eligible Options for exchange, place a check mark in the “I wish to tender for exchange ALL of my Eligible Options” box below. To elect not to participate in the Exchange Offer, you may either place a check mark in the “I do not wish to participate in the exchange offer” box below or you do not have to do anything. Any election form submitted without the box “I wish to tender for exchange ALL of my Eligible Options” marked will be rejected. For this Election Form to be valid, it must be signed and dated and this entire Election Form, including Schedule A, must be received by Cambium as set forth below. You may elect to surrender all your Eligible Options or none of your Eligible Options. You may not elect to exchange only a portion of your Eligible Options. If you do not properly return this entire Election Form, including Schedule A, your Eligible Options will not be exchanged and such stock options will remain unaffected.

2. EXPIRATION DATE. The exchange offer and any rights to tender, or to withdraw a tender, of your Eligible Options will expire at 5:00 p.m., Eastern Time, on July 24, 2013 (or on a later date, if we extend the exchange offer) (such expiration date, the “Expiration Date”).

3 DELIVERY OF ELECTION FORM. If you intend to tender your Eligible Options under the exchange offer, you must complete, sign and date a copy of this entire Election Form and return it to Cambium so that we receive it before 5:00 p.m., Eastern Time, on the Expiration Date, using one of the following means:

By Mail or Delivery Service:	By Facsimile:
Cambium Learning Group, Inc.	Cambium Learning Group, Inc.
Attention: Todd Buchardt	Attention: Todd Buchardt
17855 North Dallas Parkway, Suite 400	Facsimile: (214) 424-6425
Dallas, TX 75287

By E-mail:
todd.buchardt@cambiumlearning.com

Your Election Form will be effective only upon receipt by us. Cambium will only accept delivery of the signed and completed Election Form by one of the methods of delivery described above. The method of delivery is at your own option and risk. You are responsible for making sure that the entire Election Form is delivered to, and received by, Todd Buchardt. You must allow for delivery time, based on the method of delivery that you choose, to ensure that we receive your entire Election Form before 5:00 p.m., Eastern Time, on the Expiration Date.

YOU ARE NOT REQUIRED TO TENDER YOUR ELIGIBLE OPTIONS, AND PARTICIPATION IN THIS EXCHANGE OFFER IS COMPLETELY VOLUNTARY. IF YOU ELECT TO PARTICIPATE IN THIS EXCHANGE OFFER, YOU MUST TENDER ALL OF YOUR ELIGIBLE OPTIONS.

If you do not receive a confirmation of receipt of your Election Form from us within five (5) business days after the date your Election Form should have been received by us, or if you submit your Election Form less than five business days before the Expiration Date, which we expect will be 5:00 p.m., Eastern Time, on July 24, 2013, please contact Todd Buchardt, by facsimile to (214) 424-6425, by mail or delivery service to 17855 North Dallas Parkway, Suite 400, Dallas, Texas 75287, by phone at
(214) 932-9590, or by e-mail to todd.buchardt@cambiumlearning.com.

4. EXISTING STOCK OPTION AGREEMENTS. You do not need to return your existing stock option agreements relating to your tendered Eligible Options, as they will be automatically cancelled if we accept your Eligible Options for exchange.

5. WITHDRAWAL OF ELECTION. The tender of your Eligible Options under this exchange offer may be withdrawn at any time before 5:00 p.m., Eastern Time, on the Expiration Date. To withdraw your tendered Eligible Options, you must deliver a properly completed and signed Notice of Withdrawal to the attention of Todd Buchardt, using one of the means of delivery described in the instructions contained therein. Withdrawals may not be rescinded, and any Eligible Options withdrawn will not be considered to be properly tendered, unless your Eligible Options are properly re-tendered before 5:00 p.m., Eastern Time, on the Expiration Date by following the procedures described in Instruction 3 above.

6. SIGNATURES. Please sign and date this Election Form. Except as described in the following sentence, this Election Form must be signed by the Eligible Optionholder who holds the Eligible Options to be tendered. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title must be identified on this Election Form and proper evidence of the authority of such person to act in such capacity must be provided with this Election Form.

7. REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. Any questions or requests for assistance regarding the exchange offer (including requests for additional copies of the Offering Memorandum or this Election Form) should be directed to Todd Buchardt by phone at (214) 932-9590 or by e-mail at todd.buchardt@cambiumlearning.com.

8. IRREGULARITIES. We will determine all questions as to the number of shares subject to Eligible Options tendered and the validity, form, eligibility (including time of receipt) and acceptance of your tender of Eligible Options. Subject to any order or decision by a court or arbitrator of competent jurisdiction, or any other applicable regulatory authority, our determination of these matters will be final and binding on all parties. We may reject any tender of Eligible Options that we determine is not in the appropriate form or would be unlawful to accept. We may waive any defect or irregularity in your tender with respect to your Eligible Options tendered before 5:00 p.m., Eastern Time, on the Expiration Date. Your Eligible Options will be not accepted for exchange until you have cured all defects or irregularities to our satisfaction, or they have been waived by us, prior to 5:00 p.m., Eastern Time, on the Expiration Date. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any Eligible Options.

9. CONDITIONAL OR CONTINGENT OFFERS. We will not accept any alternative, conditional or contingent tenders.

10. IMPORTANT TAX INFORMATION. You should refer to the section entitled “This Exchange Offer–Material United States Tax Consequences” in the Offering Memorandum, which contains important tax information. We encourage you to consult with tax advisors if you have questions about your financial or tax situation.

Cambium Learning Group, Inc.

Offer to Exchange Outstanding Stock Options

Election Form

Please complete the information requested below and indicate whether or not you wish to exchange all of your Eligible Options for New Options in accordance with the terms and conditions of the Offering Memorandum.

Name and Address (Please print)	Contact Information
Name:	Office Telephone:

Street Address:	Home Telephone:

City and State:	E-mail address:

Zip Code:	:

You may elect to surrender all your outstanding Eligible Options as listed on Schedule A or none of your outstanding Eligible Options. You may not elect to exchange only a portion of your Eligible Options. If you do not return this Election Form, your outstanding Eligible Options will not be exchanged and such stock options will remain unaffected.

Please check only ONE of the following two choices:

☐	I wish to tender for exchange ALL of my Eligible Options, as listed on Schedule A (pursuant to the terms set forth in the memorandum entitled “Offer to Exchange Certain Outstanding Stock Options For New Stock Options,” dated June 24, 2013).

☐	I do not wish to participate in the exchange offer.

PLEASE READ THE TERMS SET FORTH BELOW,

AND RETURN YOUR COMPLETED, SIGNED AND DATED ELECTION FORM

TO CAMBIUM IN ACCORDANCE WITH THE INSTRUCTIONS ABOVE.

You may withdraw your election at any time before expiration of the exchange offer by completing a withdrawal form and sending it to Todd Buchardt as provided therein so that he receives such withdrawal form before 5:00 p.m., Eastern Time, on the Expiration Date.

By electing to surrender all of my eligible stock options for exchange, I understand and agree to all of the following:

(1) I have received a copy of the memorandum entitled “Offer to Exchange Certain Outstanding Stock Options For New Stock Options,” dated June 24, 2013, the Election Form and the Notice of Withdrawal (the “Exchange Offer Materials”) from Todd Buchardt, General Counsel to Cambium. I have read, and I understand and agree to be bound by, all of the terms and conditions of the exchange offer as described in the Exchange Offer Materials.

(2) I understand that, upon acceptance by Cambium, this Election Form will constitute a binding agreement between Cambium and me with respect to all of my Eligible Options that are accepted for cancellation and exchange, unless I return a validly completed Notice of Withdrawal with respect to my Eligible Options prior to the expiration of the exchange offer.

(3) I understand that if I validly tender my Eligible Options for exchange, and such Eligible Options are accepted for cancellation and exchange, I will receive New Options to acquire the number of shares of Cambium common stock determined by multiplying the number of shares of Cambium common stock subject to all of my Eligible Options immediately prior to their cancellation by my exchange ratio, and I will lose all of my rights to purchase any shares under such Eligible Options.

(4) I understand that any New Options issued to me in the exchange offer will have a new four-year monthly vesting schedule, all such New Options will be vested on the New Option Grant Date with respect to 1/8 of the shares of Cambium common stock subject to the New Options and will vest with respect to an additional 1/48 of the shares of Cambium common stock subject to the New Options on the last day of the month during which the New Option Grant Date occurs and each of the next forty-one (41) months commencing thereafter (assuming the New Option Grant Date occurs on or after July 1, 2013 but prior to July 31, 2013), provided that I remain employed by Cambium or its subsidiaries on the applicable vesting date.

(5) I understand that the New Options will be granted with a per share exercise price equal to the arithmetic mean of the closing price per share of Cambium common stock, as reported on The NASDAQ Capital Market, during the twenty trading days immediately prior to the New Option Grant Date.

(6) I understand that all of the New Options will be subject to the terms and conditions of the Plan and that all of the New Options will be nonqualified stock options for U.S. federal income tax purposes.

(7) Cambium has advised me to consult with my own legal, accounting and tax advisors as to the consequences of participating or not participating in this exchange offer before making any decision whether to participate.

(8) To remain eligible to surrender my Eligible Options for exchange in the exchange offer, I understand that I must be employed by Cambium or any of its subsidiaries on the date the exchange offer commences and must remain employed by Cambium or any of its subsidiaries through the Expiration Date.

(9) I understand that participation in the exchange offer does not confer upon me a right to my continued employment with Cambium or its subsidiaries for any period, and that my employment can be terminated at any time by Cambium or its subsidiaries, with or without cause or notice, in accordance with the terms of my employment.

(10) I understand that in accordance with the Offering Memorandum, Cambium may extend the exchange offer.

(11) I understand that my Eligible Options surrendered for exchange but not accepted by Cambium will remain in effect with their current terms and conditions.

(12) I understand that my election to participate in the exchange offer is entirely voluntary, and I am aware that I may withdraw my decision to surrender my Eligible Options at any time until the exchange offer expires. I understand that my election to surrender my Eligible Options will be irrevocable at 5:00 p.m., Eastern Time, on Wednesday, July 24, 2013, unless the exchange offer is extended.

(13) Provided I have placed a check mark in the “I wish to tender for exchange ALL of my Eligible Options” box above, I hereby sell, assign and transfer to Cambium all right, title and interest in and to my Eligible Options, all of which I am hereby surrendering for exchange.

(14) I understand that once I mark the “I wish to tender for exchange ALL of my Eligible Options” box above, the election applies to each of my Eligible Options.

(15) I hereby represent and warrant that I have full power and authority to elect to surrender all of my Eligible Options and that, when and to the extent such Eligible Options are accepted by Cambium (which will occur when the exchange offer expires if I validly surrender my eligible stock options for exchange), such eligible stock options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and such eligible stock options will not be subject to any adverse claims. Without limiting the foregoing, I hereby represent and warrant that either I am not married and do not have a registered domestic partner, my spouse or registered domestic partner has no community or other marital property rights in the Eligible Options or New Options, or my spouse or registered domestic partner has consented to and agreed to be bound by the Election Form. Upon request, I will execute and deliver any additional documents deemed by Cambium to be necessary or desirable to complete the exchange of all of my Eligible Options.

(16) I agree to sign and execute Cambium’s standard award agreement(s) with respect to my New Options promptly after receiving such award agreement(s) from Cambium in accordance with the terms and conditions of the exchange offer.

(17) I understand that my elections pursuant to this Election Form will survive my death or incapacity and will be binding upon my heirs, personal representatives, successors and assigns.

Signature of Eligible Optionholder	Date and Time

Print Name of Eligible Optionholder

CAMBIUM LEARNING GROUP, INC. DOES NOT VIEW THE CERTIFICATION MADE BY OPTION HOLDERS THAT THEY HAVE READ THE OFFERING MATERIALS AS A WAIVER OF LIABILITY AND PROMISES NOT TO ASSERT THAT THE PROVISION CONSTITUTES A WAIVER OF LIABILITY.

Schedule A

Eligible Optionholder’s Eligible Options

Optionholder Name	Grant Date	Number of Eligible Options	Exchange Ratio	Number of New Options

A-1